UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 9, 2015

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

From time to time Mr. Kexuan Yao, the Chairman and Chief Executive Officer of Armco Metals Holdings, Inc., has lent us funds for working capital purposes. These advances, which totaled $976,366 at June 9, 2015, were unsecured, non-interest bearing and due on demand. On June 9, 2015 we entered into a Loan Agreement with Mr. Yao memorializing this obligation and the Audit Committee of our Board of Directors approved the conversion of this obligation into shares of our common stock at a conversion price of $1.50 per share. We expect that Mr. Yao will convert the entire amount of the obligation into an aggregate of 650,910 shares of our common stock in full satisfaction of this obligation immediately following the approval of the Listing of Additional Shares by NYSE Regulation, Inc. The issuance to Mr. Yao, an accredited investor, will be exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 3(a)(9) of that act. Following this expected issuance, Mr. Yao will own approximately 24.69% of our outstanding common stock.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.                         Description

10.33	Loan Agreement dated June 9, 2015 by and between Armco Metals Holdings, Inc. and Kexuan Yao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: June 15, 2015	By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

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EXHIBIT INDEX

10.33	Loan Agreement dated June 9, 2015 by and between Armco Metals Holdings, Inc. and Kexuan Yao.

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